The Mexico Fund, Inc. 8-K

Exhibit 99(i)

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.20 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$280.17	Daily Average Number of Shares Traded[2]	39,119
NAV per share[1]	$18.97	Outstanding Shares[3]	14,771,862
Closing price[2]	$15.10	Expense Ratio (4/30/2023)	1.38%
Discount	20.40%	Portfolio Turnover (4/30/2023)	4.18%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years	15 Years
MXF Market Price	-7.09%	7.53%	12.10%	17.56%	7.03%	-0.54%	7.66%
MXF NAV	-6.78%	11.35%	11.92%	18.33%	8.28%	1.27%	7.39%
MSCI Mexico Index	-5.95%	11.54%	9.91%	19.48%	7.62%	0.51%	5.78%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.

2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.

3 During October 2023, the Fund repurchased no shares.

Top Ten Holdings (68.52% of Net Assets)
1 Fomento Económico Mexicano	13.03%	6 Gruma	4.65%
2 Grupo Financiero Banorte	12.21%	7 Cemex	4.18%
3 Grupo México	8.58%	8 Kimberly-Clark de México	3.73%
4 Wal-Mart de México	8.04%	9 Grupo Aeroportuario del Pacífico	3.16%
5 América Móvil	7.95%	10 Grupo Aeroportuario del Centro Norte	2.99%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets registered negative returns during October 2023. The MSCI World Index and the MSCI Emerging Markets Index decreased 3.0% and 3.9%, respectively, during the month. The European Central Bank took a pause in its monetary policy tightening cycle, maintaining unchanged its main refinancing rate at 4.50%. The DJIA and the S&P 500 decreased 1.4% and 2.2%, respectively, while the interest rate on the 10-year Treasury note increased 36 basis points to 4.93% and the U.S. dollar appreciated 0.5% (measured by the DXY Index4) during October 2023. In Mexico, the MSCI Mexico Index registered a decrease of 6.0% and the Mexican peso depreciated 3.5% during the month, to Ps. $18.05, whereas the Fund’s NAV decreased 6.8%, underperforming its benchmark. Starting with this Monthly Summary Report, we are providing performance figures for the last 15-years. As of October 2023, the Fund’s NAV registered an average annual return of 7.4% during the last 15-years, whereas the MSCI Mexico Index, the Fund’s benchmark, reported an average annual return of 5.8%, reflecting solid Fund outperformance during this long-term period.

In local news, Mexico´s economy maintained its positive momentum; preliminary GDP5 registered an annual growth of 3.3% during the third quarter of 2023, accumulating eight consecutive quarters of growth. Mexican-listed companies reported its financial results for the third quarter of 2023, which were affected by the appreciation of the Mexican peso, given its negative effect on income from exports and sales abroad when translated to local currency, resulting in a decrease in sales and Ebitda of 1.5% and 1.2%, respectively, versus the third quarter of 2022.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

5 Figures for preliminary GDP are seasonally adjusted.